                                                                   Exhibit 99.1

Name and Address of Reporting Person:       Ben M. Brigham
                                            5914 W. Courtyard Drive
                                            Suite 200
                                            Austin, TX 78730

Issuer Name and Ticker or Trading Symbol:   Brigham Minerals, Inc. [MNRL]

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):            December 29, 2022

                             Explanation of Responses

1. On December 29, 2022 (the "Closing Date"), pursuant to the Agreement and
   Plan of Merger, dated as of September 6, 2022 (as amended from time to time, the "Merger Agreement"), by and among the Issuer, Brigham Minerals Holdings,
   LLC ("Opco LLC"), STR Sub Inc. (f/k/a Sitio Royalties Corp., "Old Sitio"),
   Sitio Royalties Operating Partnership, LP ("Opco LP"), Sitio Royalties Corp.
   (f/k/a Snapper Merger Sub I, Inc., "New Sitio"), Snapper Merger Sub IV, Inc.
   ("Brigham Merger Sub"), Snapper Merger Sub V, Inc. ("Sitio Merger Sub") and
   Snapper Merger Sub II, LLC, New Sitio acquired the Issuer in an all-stock transaction through: (i) the merger of Brigham Merger Sub with and into the
   Issuer (the "Brigham Merger"), with the Issuer surviving as a wholly owned subsidiary of New Sitio, (ii) the merger of Sitio Merger Sub with and into
   Old Sitio (the "Sitio Merger"), with Old Sitio surviving as a wholly owned subsidiary of New Sitio, and (iii) the merger of Opco Merger Sub LLC with and into Opco LLC (the "Opco Merger," and, together with the Brigham Merger and the Sitio Merger, the "Mergers"), with Opco LLC surviving as a wholly owned subsidiary of Opco LP, in each case on the terms set forth in the
   Merger Agreement.

2. Pursuant to the Merger Agreement, at the effective time of the Brigham
   Merger (the "First Effective Time"), each share of Class A common stock, par value $0.01 per share, of the Issuer issued and outstanding immediately prior to the First Effective Time was converted into the right to receive
   1.133 fully-paid and nonassessable shares of Class A common stock, par value
   $0.0001 per share, of New Sitio.

3. Pursuant to the Merger Agreement, at the First Effective Time, each share of
   Class B common stock, par value $0.01 per share, of the Issuer issued and outstanding immediately prior to the First Effective Time was converted into the right to receive 1.133 fully-paid and nonassessable shares of Class C common stock, par value $0.0001 per share, of New Sitio.

4. Pursuant to the Merger Agreement, at the effective time of the Opco Merger
   (the "Second Effective Time"), each unit of Opco LLC, of which the Issuer is the managing member, issued and outstanding immediately prior to the Second
   Effective Time was converted into the right to receive 1.133 units of Opco
   LP.

5. These securities are held by Anne and Bud Oil and Gas Unvested, LLC, of which the Reporting Person is the manager.

6. These securities are held by Brigham Children's Family Limited Partnership, for which the Reporting Person and his wife serve as the managers of the general partner.

7. These securities are held by Anne and Bud Oil and Gas Vested, LLC, of which the Reporting Person is the manager.